EXHIBIT 99.1

News Release

140 John James Audubon Parkway
Amherst, NY  14228

Immediate Release
Columbus McKinnon Acquires
Stahlhammer Bommern GmbH (STB)

•	Expands rigging tool offering of high capacity lifting hooks to 2,000 tons

•	Augments current lifting hook offering to include a variety of different hook types

•	STB has been a trusted supplier to crane and block OEM suppliers in Europe and Asia for over 100 years

AMHERST, NY, January 5, 2015 - Columbus McKinnon Corporation (NASDAQ: CMCO), a leading designer, manufacturer and marketer of material handling products, announced today that it has acquired privately-owned Stahlhammer Bommern GmbH (“STB”), a manufacturer of a large range of lifting tools and forged parts that are able to withstand particularly heavy, static and dynamic loads, including single and ramshorn lifting hooks.
Columbus McKinnon has acquired the equity of STB for $24.6 million in cash and assumed approximately $6.6 million of net debt. The purchase agreement includes a potential $3.7 million earn-out, subject to achieving a certain profit target through calendar year 2015.
Timothy T. Tevens, President and Chief Executive Officer, commented, “STB’s brand is built on a long history of designing and manufacturing quality, reliable heavy load lifting tools. STB expands our rigging tool offering with a much wider variety of eye, shank and ramshorn lifting hooks and deepens our exposure to targeted global vertical markets, such as Oil & Gas, Mining, Construction and Heavy Equipment industries. We plan to further extend STB’s product reach through our established global sales and distribution network.”
Founded in 1911 and headquartered in Hamm, Germany, STB has tool-making, forging and machining capabilities. The leading European manufacturer of heavy-load single and ramshorn hooks, STB provides rigging tool offerings as well as engineering components to a diversified customer base, primarily serving Europe and Asia. STB manufactures its products at its 82,000 square foot facility in Hamm, Germany and is expected to have calendar year 2014 revenue of approximately $17.8 million with an operating margin of 16%. All financial figures have been converted from Euros to U.S Dollars using an exchange rate of 1.23.
About Columbus McKinnon
Columbus McKinnon is a leading worldwide designer, manufacturer and marketer of material handling products, systems and services, which efficiently and ergonomically move, lift, position and secure materials. Key products include hoists, cranes, actuators and rigging tools. The Company is focused on commercial and industrial applications that require the safety and quality provided by its superior design and engineering know-how. Comprehensive information on Columbus McKinnon is available on its website at http://www.cmworks.com.

Safe Harbor Statement
This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements concerning future revenue and earnings, involve known and unknown risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements, including general economic and business conditions, conditions affecting the industries served by the Company and its subsidiaries, conditions affecting the Company's customers and suppliers, competitor responses to the Company's products and services, the overall market acceptance of such products and services, the integration of acquisitions and other factors disclosed in the Company's periodic reports filed with the Securities and Exchange Commission. Consequently, such forward looking statements should be regarded as the Company’s current plans, estimates and beliefs. The Company assumes no obligation to update the forward-looking information contained in this release.

Contacts:

Gregory P. Rustowicz	Investor Relations:
Vice President - Finance and Chief Financial Officer	Deborah K. Pawlowski
Columbus McKinnon Corporation	Kei Advisors LLC
716-689-5442	716-843-3908
greg.rustowicz@cmworks.com	dpawlowski@keiadvisors.com

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